Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES RESIGNATION OF JOHN MALONE FROM ITS BOARD OF DIRECTORS

Englewood, CO - September 18, 2012 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) announced today that Dr. John C. Malone has resigned from the Company’s Board of Directors.  Dr. Malone stepped down to focus on his many other personal and professional activities.

Dr. Malone commented, “It has been a pleasure to work with Bill, the Ascent management team, and the board over the past two years.  The team has demonstrated tremendous determination as the company pursued a complete transformation, culminating with the purchase of Monitronics.  I am pleased with the direction of Ascent and have confidence in the management team and its strategy which I am convinced will provide strong returns for shareholders.  I remain a very enthusiastic and supportive shareholder in Ascent with a continued interest in building my equity position in the Company.”

Since joining the Ascent board in 2010, Dr. Malone played an integral role in supporting the Ascent management team through the sale of its media and content services businesses and the purchase of Monitronics International, one of the nation’s largest and fastest-growing home security alarm monitoring companies.

“I am enormously grateful to John for his tremendous insight, perspective, and support during his tenure as an Ascent board member,” said Bill Fitzgerald, Ascent’s Chairman and Chief Executive Officer. “We have been extremely fortunate to have him on our team and have certainly benefited from his expertise in leading innovative businesses and creating value.  We look forward to his continued support as a shareholder.”

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiaries, including Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com